As filed with the Securities and Exchange Commission on April 22, 2011
Registration No. 333-123356

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Conexant Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	25-1799439
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(Address, Including Zip Code, of Principal Executive Offices)

Conexant Systems, Inc.
Paxonet Communications, Inc. 1997 Stock Option and Stock
Purchase Plan
(Full Title of the Plan)

Sailesh Chittipeddi
President and Chief Executive Officer
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(949) 483-4600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     Conexant Systems, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2005 (Commission File No. 333-123356 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Conexant Systems, Inc. Paxonet Communications, Inc. 1997 Stock Option and Stock Purchase Plan (the “Plan”). Prior to giving effect to the Registrant’s June 30, 2008 reverse stock split, a total of 604,825 shares of Common Stock were initially registered for issuance under the Registration Statement.
     Effective on April 19, 2011, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 20, 2011, by and between the Registrant, Gold Holdings, Inc. (“Parent”) and Gold Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly owned subsidiary of Parent. Pursuant to the Merger, each outstanding share of Common Stock was converted into the right to receive $2.40 in cash, without interest and subject to any applicable withholding tax.
     As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister any and all of the previously registered shares of Common Stock that remain available for issuance under the Plan (the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on April 21, 2011.

CONEXANT SYSTEMS, INC.
By:	/s/ Sailesh Chittipeddi
Sailesh Chittipeddi
President and Chief Executive Officer